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                                 ROBERT FORTIER

                                February 20, 2001



Electronic Transmission Corporation                     Scott Stewart
by and through its attorney of record                   by and through his attorney of record
Allen Pennington                                        John Schulman
933 W. Weatherford, Suite 210                           4555 W. Lowers Lane
Fort Worth, Texas 76102                                 Dallas, Texas  75209

Tim Powell                                              Ken Andrew
by and through his attorney of record                   by and through his attorney of record
Vince Cruz, Jr.                                         Vince Cruz, Jr.
611 9th Avenue                                          611 9th Avenue
Fort Worth, Texas  76104                                Fort Worth, Texas 76104

Gentlemen:

RE:      RESIGNATION FROM THE BOARD DIRECTORS OF ELECTRONIC TRANSMISSION
         CORPORATION

         This letter is a memorialization of my resignation from the board of directors of Electronic Transmission Corporation. I am resigning for a number of reasons, including but not limited to the following:

1. I believe that the board has met and acted without me or my consent on a number of occasions;

2. I believe that other members of the board have met and acted, purportedly on behalf of the board, without a requite quorum;

3. I believe that other members of the board have met and acted, purportedly on behalf of the board, without proper notice;

4. I have been excluded from communicating with company employees in the discharge of my duties;

5. In spite of repeated requests, I have not been afforded access to operational and financial details of the company in order to carry out my fiduciary responsibility to the company and its stockholders;

6. As a direct result of the actions of other board members and officers of the company, I have been unable to fulfill my duties as a director of the company;



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         Accordingly, I hereby resign from the Board of Electronic Transmission
Corporation effective immediately.

                                   Sincerely,

                                   /s/ ROBERT FORTIER
                                   Robert Fortier


cc:  Lawrence J. Friedman, Esquire
     Jeffrey T. Hall, Esquire